Exhibit 10.20
RETENTION BONUS AGREEMENT
This Retention Bonus Agreement (this “Agreement”) is made and entered into by and between Amalgamated Bank, Inc. (the "Company") and Andrew LaBenne (the "Executive"). This Agreement shall take effect on December 22, 2020 (the "Effective Date").
RECITALS:
WHEREAS, the Company desires to provide the Executive with certain payments as an incentive to remain in the Company's employ and for agreeing to certain protective covenants in favor of the Company and its subsidiaries during the three (3) year period following the Effective Date (the "Retention Period").
NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:
1.Subject to the terms and conditions set forth below, the Company will pay Executive a total retention bonus in the amount of four hundred and fifty thousand dollars ($450,000) (the "Retention Bonus"), provided that the Executive remains continuously employed by the Company through the applicable Vesting Date, except where the Executive dies or the Executive's employment has been involuntarily terminated by the Company without "Cause" or has been voluntarily terminated by the Executive for "Good Reason" (each, as defined in the Executive's Severance Agreement with the Company dated December 22, 2020). The Retention Bonus will be subject to all federal, state, and local tax and other withholdings.
2.The Retention Bonus will be paid in the form of cash and Restricted Stock Units (RSUs") as follows (each, a "Retention Bonus Payment"):
(a)Cash. Fifty percent (50%) of the Retention Bonus ($225,000) will be paid in two (2) lump sum cash payments which will vest according to the table below:

Award Vesting Date	Portion of Award Vesting on Vesting Date
First (1st) Anniversary of the Effective Date	25% ($112,500) of the Retention Bonus
Second (2nd) Anniversary of the Effective Date	25% ($112,500) of the Retention Bonus
Each such Retention Bonus Payment will be paid on the 8th day following the Vesting Date.
(b)Restricted Stock Units. Fifty percent (50%) of the Retention Bonus ($225,000) will be paid in the form of sixteen-thousand five-hundred and forty-four (16,544) RSUs that are contemporaneously herewith being granted under the Amalgamated Bank 2019 Equity Incentive Plan, and subject to the terms and conditions of your Restricted Stock Unit Award Agreement. The RSUs will vest according to the table below:

Award Vesting Date	Portion of Award Vesting on Vesting Date
First (1st) Anniversary of the Effective Date	16.667% of the Retention Bonus (5,518 RSUs)
Second (2nd) Anniversary of the Effective Date	16.667% of the Retention Bonus (5,518 RSUs)
Third (3rd) Anniversary of the Effective Date	16.667% of the Retention Bonus (5,518 RSUs)

Exhibit 10.20
RSUs that vest will generally be settled in stock issued on the thirtieth (30th) day following the Vesting Date, provided that the Company may elect to instead pay the cash equivalent of such stock.
3.If Executive dies, his employment is involuntarily terminated by the Company without Cause, or he voluntarily terminates employment for Good Reason, prior to the payment of all Retention Bonus Payments hereunder, all remaining Retention Bonus Payments shall immediately vest and be paid to the Executive (or the Executive's estate, as applicable) in a single lump sum cash payment on the sixtieth (60th) day thereafter. Except as provided above, upon any termination of the Executive's employment prior to a Vesting Date, all remaining Retention Bonus Payments shall be forfeited.
4.The Retention Bonus Payments are subject to any clawback policies of the Company or as provided by applicable laws, as in effect from time to time.
5.All Retention Bonus Payments are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended and any related regulations or pronouncements thereunder (the "Section 409A"), and, to the extent not excluded, to meet the requirements of Section 409A. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant or guarantee that Retention Bonus Payments will not result in inclusion in the Executive's gross income, or any penalty, pursuant to Section 409A or any similar state statute or regulation. To the extent that a Retention Bonus Payment constitutes non-qualified deferred compensation within the meaning of Code Section 409A (a) it shall be treated as a "separate payment," as defined in Treasury Regulation Section 1.409A-2(b)(2), (b) the Company shall have the right to take irrevocable action within the thirty (30) days preceding or the twelve (12) months following a "change in control event" (as defined in Treasury Regulation Section 1.409A-3(i)(5)) to terminate this Agreement and accelerate such Retention Bonus Payment to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), (c) any reference herein to termination of employment or similar wording used for purposes of payment timing hereunder shall mean "separation from service" as defined in Section 409A, (d) if the Executive is a "specified employee" within the meaning of Section 409A on the date of the Executive's "separation from service" (the "Separation Date"), and if an exemption from the six (6) month delay requirement of Section 409A is not available, the amount of any such Retention Bonus Payment that would otherwise be paid to the Executive during the period beginning on the Separation Date and ending on the date that is six (6) months following the Separation Date shall instead be paid to the Executive on the first business day following the end of such period or, if earlier, on the date of the Executive's death.
6.Nothing in this Agreement shall be construed as a commitment or understanding of any kind or nature that the Company will continue to employ the Executive, nor will this Agreement affect in any way any other agreements or arrangements between the Company and the Executive.
7.This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.
EXECUTIVE    COMPANY
By: /s/ Andrew LaBenne        By:/s/ Lynne Fox
Andrew LaBenne            Lynne Fox, Chair of the Board
Date: December 22, 2020        Date: December 22, 2020